EXHIBIT 99.2

Wednesday, May 31, 2006, 11:00 am Eastern Time

Press Release

SOURCE: Uni-Pixel, Inc.

Carl Yankowski, former Palm, Inc. CEO, and Sony Electronics President Joins Uni-Pixel

THE WOODLANDS, TX - (PRNewswire) – May 31, 2006 – Uni-Pixel, Inc.  (OTC:UNXL.OB), a Delaware corporation (the “Company”), today announced that Carl Yankowski has joined the Company as a consultant.  He intends to take on increased responsibility over time, culminating with plans to become Chief Executive Officer and a Board Member upon the Company’s completion of a minimum equity round of $10 million, pursuant to a separate agreement.  Mr. Yankowski brings more than 30 years of experience in brand management, technology, and consumer products, including positions as CEO of Palm, Inc. and President and COO of Sony Electronics, Inc.   Mr. Yankowski will work directly with Uni-Pixel’s senior management team to assist in all aspects of the Company’s development efforts, operations, and commercialization strategy.

Reed Killion, President, stated, “We are thrilled to have someone of Carl’s experience, vision and leadership working with our management team. Uni-Pixel is entering an exciting growth period and we are confident that with Carl’s inputs and guidance, the Company will reach its full potential.”

Carl Yankowski stated, “Uni-Pixel’s TMOS is one of the potentially most disruptive technologies I have seen in my career.  I am looking forward to working with this exceptional team to help commercialize the technology and maximize its potential.  The TMOS display architecture and technology could become the next generation platform for all varieties of display applications.”

Backed by a record of creating and implementing global brand and technology strategies, as well as building market share, Mr. Yankowski will leverage his extensive global experience at Palm, Inc, Sony Electronics, Inc, General Electric, Pepsi-Cola and Procter & Gamble, among others, to assist Uni-Pixel in bringing its TMOS displays to market and building the eco-system of technology and development partners that will help accelerate the commercialization and standardization process.

Mr. Yankowski holds MIT degrees in Electrical Engineering and Management, with concentrations in Materials Research and Systems Modeling. He serves on (or has served) the Boards of Informatica, Boston College and MIT Sloan business schools, Novell, and several smaller technology and consumer product-oriented companies. He has multiple Fortune 1000 board, audit, and compensation committee experience.

About Uni-Pixel, Inc.

Uni-Pixel, Inc. is a development stage corporation that has developed, patented, and is working to commercialize a new flat panel color display technology it calls Time Multiplexed Optical Shutter (“TMOS”).

The Company’s corporate headquarters are located in The Woodlands, TX.  For further information, please see http://www.unipixel.com

Contact:

Uni-Pixel, Inc.

Reed Killion, President — 281-825-4500